UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
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COMMUNITY HEALTH SYSTEMS, INC.
(Name of Registrant as Specified in its Charter)
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April 29, 2011
Dear Community Health Systems, Inc. Stockholders:
Community Health Systems, Inc. this week announced strong results for the first quarter of 2011 and provided a comprehensive response to the baseless and irresponsible allegations made against your Company in a lawsuit recently filed by Tenet Healthcare Corporation.
In spite of our strong performance and clear focus on pursuing sustainable growth to create value for our stockholders, you may recently have received a letter from CtW Investment Group (CtW) — an organization representing unions including the Service Employees International Union (SEIU). CtW is urging you to vote against the re-election of three of our directors, James S. Ely III, John A. Fry and W. Larry Cash, to CHS’s Board of Directors at the May 17, 2011 Annual Meeting. We are writing to you to voice our strong disagreement with CtW’s meritless and self-serving allegations and to express our firm belief that voting against the re-election of these incumbent directors is contrary to your best interests.
CtW’s Allegations Are Self-Serving And Baseless
We believe CtW’s erroneous allegations are not based on valid stockholder concerns — but rather reflect its support for both SEIU’s ongoing union organizing campaign, and Tenet’s ongoing smear campaign, against CHS. CtW’s professed concerns about allegedly inappropriate admissions practices are based on inaccurate data and lead to implausible conclusions. Furthermore, CtW’s faulty conclusions fail to take into account the single most important aspect of admission decisions — the critical role of physician judgment and decision-making in the treatment of patients.
The fact is that CtW’s allegations are simply not true. Based on CHS’s analysis and research analyst reports:
•	CHS does not have an excessive rate of emergency department admissions as CtW alleges. CHS’s 2009 emergency room admission rate of 26.8% is below the peer group average of 28.5%.

•	CHS’s one-day stays are not out of the ordinary. Our 2009 Medicare one-day stay rate of 14.7% is not out of line with the national average of 12.4% and is within one standard deviation from the average.

•	CHS’s average Medicare inpatient length of stay in 2009 was in line with the peer group, demonstrating that CHS does not have an inordinate number of one-day stays. In addition, the ratio of Medicare one-day stays to total Medicare ER visits for CHS was 8.2%, which is also in line with the peer group average of 7.6%.

•	CHS does not make acquisitions more profitable by inflating admissions, but instead makes operational improvements including a focus on case management. For instance, the 43 Triad hospitals acquired in 2007 saw a decrease in overly long observation stays and more inpatient stays.

Community Health Systems, Inc. Stockholders
April 29, 2011

•	CHS’s “case mix index” is higher for short-stay admissions as compared to the nationwide average, which is a different than expected result considering the allegation of lower acuity short stay admissions.

•	A review of a wide variety of related statistical and financial data for CHS showed no outliers.
It is important for CHS stockholders to see CtW’s misleading claims for what they really are — a thinly veiled effort to carry water for the SEIU and Tenet. We are aware of numerous contacts by the SEIU with current CHS hospital employees, former hospital employees, physicians on the medical staffs of hospitals, and physicians at hospital acquisition prospects. These contacts seek to disrupt our business and/or gather information in support of the positions taken in CtW’s baseless allegations. The similarity of CtW’s allegations to those contained in Tenet’s lawsuit filed against CHS on April 11, 2011 is abundantly clear. CtW’s tactics are self-serving and have no credibility in an objective evaluation of our corporate governance or the integrity of our business model.
Our Board Has Acted in Full Compliance with Company Policies, Regulations and Fiduciary Duties
CtW’s allegation that our directors failed to adequately address, investigate or manage the impact of concerns regarding our admissions practices is flatly wrong. Our Board of Directors has upheld the best interests of stockholders by treating these allegations with the utmost seriousness and acting in full compliance with all internal policies and regulatory requirements.
Here are the facts:
On September 28, 2010, CHS received a letter from CtW asking the CHS Board of Directors to investigate emergency department one-day stay rates and other matters. This letter was promptly disclosed to the CHS Board of Directors, and in accordance with Company policy, responsibility for follow-up and response was assigned to the Audit and Compliance Committee — an independent committee charged with oversight of compliance, regulatory and litigation matters and enterprise risk assessment.
After careful review, the Audit and Compliance Committee directed CHS to undertake a thorough internal investigation. That investigation, which is being conducted with the assistance of outside counsel and an independent consultant, is in process and will be part of our response to the appropriate regulatory authorities.
We responded to CtW’s letter on October 12, 2010 and invited them to meet with senior executives of the Company. We received no further contact from CtW until after the filing of the Tenet lawsuit.
On November 15, 2010, CHS received Civil Investigation Demands (CIDs) from the Texas Attorney General concerning emergency department procedures and billing. After discussions with the Audit and Compliance Committee, CHS disclosed receipt of these CIDs in its next quarterly filing, a Form 10-K dated February 25, 2011, in accordance with its standard policy for disclosing material investigations. CHS is cooperating fully with the Texas Attorney General’s investigation.

Community Health Systems, Inc. Stockholders
April 29, 2011

On April 8, 2011, CHS received a subpoena, dated March 31, 2011, from the U.S. Department of Health and Human Services, Office of the Inspector General. On April 11, 2011, Tenet Healthcare announced what we believe is a baseless lawsuit against CHS as part of its scorched earth takeover defense strategy. While CHS’s standard policy is to disclose subpoenas in its next quarterly filing, CHS elected to disclose receipt of the OIG subpoena on a Form 8-K on April 15, 2011 to address stockholder concerns that Tenet’s meritless allegations could lead to government investigations.
Our entire Board of Directors, including the members of our Audit and Compensation Committee, take corporate governance very seriously and have been forthcoming in providing information publicly and responding to stockholder concerns.
CtW’s Recommendations Are NOT in Our Stockholders’ Best Interests
CHS has started 2011 with solid financial and operating performance for the first quarter, achieving a 9% increase in revenues over the same period in 2010 on a consolidated basis with same-hospital revenues up over 5% from a year ago. We addressed in great detail the unfounded allegations made by Tenet, and echoed by CtW, in our conference call and presentation on April 28, 2011, and have filed a motion to dismiss Tenet’s baseless lawsuit. We are fully cooperating with regulators in their investigations.
CHS is a strong company and will continue to pursue the many compelling growth opportunities that we have available to us. We remain confident in our ability to execute our strategy in today’s dynamic healthcare marketplace and deliver strong results in 2011 and beyond.
We urge our stockholders not to be fooled by CtW’s self-serving union organizing strategy and to support CHS’s director nominees. Our Audit and Compliance Committee members are extremely well qualified and Mr. Cash has been recognized by Institutional Investor as the #1 CFO for the category of Managed Care and Health Care Facilities for the last seven years in a row.
We urge you to vote today FOR the re-election of James S. Ely III, John A. Fry and W. Larry Cash (and FOR the other directors and proposals as recommended by the Company) by dating, signing and returning the enclosed proxy card if you haven’t done so already. If you have any questions on how to vote, please contact your broker or our proxy solicitor, Georgeson Inc., at:
     212-440-9800 or toll free 800-932-9864.
We appreciate the continuing support of our stockholders.
Sincerely,
/s/ Wayne T. Smith

Wayne T. Smith
Chairman of the Board, President and Chief Executive Officer